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                                                                    EXHIBIT 99.2



GREYSTONE'S LENDER CALLS NOTE DUE TO DISTRIBUTOR'S DISSOLUTION
OPTMARK AGREEMENT WILL NOT BE FUNDED


SAN DIEGO - April 12, 2001 -- GreyStone Digital Technology, Inc (Nasdaq: GSTN) announced today that its 12-month $2.5 million line of credit has been called by the lender as a result of the dissolution of GreyStone's exclusive distributor, Virtual Distribution, Inc. (VDI), by VDI's parent, Jillian's Entertainment Corporation. The lender has requested GreyStone to repay the $1,050,000 that has been drawn on the line to date. GreyStone is working to obtain replacement financing to support the Company's near term cash requirements.

As a separate matter, the Company has learned that OptMark, Inc., cannot raise, and cannot pay GreyStone the $1.3 million anticipated by the January 2001 services agreement between the two companies. Under the agreement, OptMark was to pay GreyStone to develop enhanced software applications of enhanced interactive content for wireless media platforms. GreyStone intends to market its Virtual-Info-Space development capabilities directly to prospective customers.

Based in San Diego, California, GreyStone Digital Technology's goal is to position itself as a leading provider of applications of advanced digital technology that customers use to help people solve problems, communicate, and improve their businesses, products, and services. The company is experienced in providing powerful real-time, interactive and networked 3-D digital immersion software and systems for defense customers and has applied this experience in the development of products for entertainment markets. GreyStone's products and services address a demand from military, entertainment, law enforcement, and other markets such as education, wireless communications, the Internet, e-commerce, and e-services for improved ways to access and use digital information.

More company information is available on the company's website at http://www.gstone.com.

This news release contains statements that are not purely historical, and as such are forward-looking statements under the federal securities laws. These include forward-looking statements regarding management's intentions, plans, hopes, beliefs, expectations or projections of the future. These forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the company's products and services; additional financing requirements; the impact of competitive products or pricing; technological changes; the effect of economic conditions; the ability to successfully commercialize the company's entertainment products; the company's dependence on key engineering, technical, and other skilled personnel and other risks and uncertainties detailed from time to time in the company's reports filed with the Securities and Exchange Commission. One or more of these factors could affect the company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this news release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the company, or any other person, that the objectives and plans of the company will be achieved. All forward-looking statements made in this news release are based on information presently available to management, and the company assumes no obligation to update any forward-looking statements.


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